Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this registration statement on Form S-1, filed pursuant to Rule 462(b) of Regulation C of the Securities Act of 1933, of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd., which appears in the Dunkin’ Brands Group, Inc. registration statement on Form S-1, Amendment No.1 (No. 333-180190). We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

March 29, 2012